Exhibit 10.3

Share Pledge Agreement

Kufu Company Holdings Inc. (the "Pledgee") and MEDIROM Healthcare Technologies Inc. (the "Pledgor") have entered into this Share Pledge Agreement (this "Agreement") as of January 30, 2026 (the "Execution Date"), as follows.

Article 1 (Definitions)

Terms used in this Agreement shall have the meanings set forth in the following items:

(1) “Debtor”:
Name: MEDIROM Healthcare Technologies Inc.
Address: 2-3-1 Daiba, Minato-ku, Tokyo, Japan

(2) “Issuer”:
Name: MEDIROM MOTHER Labs Inc.
Address: 2-3-1 Daiba, Minato-ku, Tokyo, Japan

(3) “Secured Claims”:
Any and all claims that the Pledgee now has or may have in the future against the Debtor pursuant to the Deemed Loan Agreement executed between the Pledgee and the Debtor dated January 30, 2026.

(4) “Secured Obligations”:
Obligations relating to the Secured Claims.

(5) “Underlying Agreement”:
The agreement that constitutes the cause of the accrual of the Secured Claims.

(6) “Pledged Shares”:
The following class and number of shares of the Issuer held by the Pledgor:

• Common shares: 48,219 shares

(7) “Pledge”:
The pledge created by the Pledgor for the benefit of the Pledgee under this Agreement to secure the Secured Claims.

Article 2 (Creation of the Pledge)

1.	In order to secure the Secured Obligations, the Pledgor hereby creates in favor of the Pledgee a first-ranking pledge over the Pledged Shares.

2.	Simultaneously with the creation of the Pledge, the Pledgor shall request the Issuer to record or register the creation of the Pledge in the shareholders’ registry, and shall deliver to the Pledgee a copy of the shareholders’ registry reflecting such recordation or registration.

Article 3 (Obligations of the Pledgor)

1.	With respect to a transfer of shares subject to the condition precedent that the Pledge is enforced, the Pledgor shall obtain approval from the Issuer’s board of directors and, simultaneously with the execution of this Agreement, deliver to the Pledgee a copy of the minutes of the board meeting evidencing such approval.

2.	If any licenses, permits, approvals, or other authorizations are required for the performance of this Agreement, the Pledgor shall provide all necessary cooperation to validly obtain and maintain such authorizations.

3.	On or before the Execution Date, the Pledgor shall submit to the Pledgee the Issuer’s financial statements, shareholders’ registry, business plan, and the most recent share valuation report, as requested by the Pledgee.

4.	The Pledgor shall submit to the Pledgee the Issuer’s monthly trial balance (including a balance sheet and income statement) by the last day of the month following the relevant month-end closing.

5.	If the Pledgee and the Debtor enter into a memorandum to amend the repayment due date under the Deemed Loan Agreement dated January 30, 2026, the parties shall confirm that the Pledge may be enforced based on the repayment due date as amended.

Article 4 (Enforcement of the Pledge)

1.	If the Debtor’s obligations in respect of all or any part of the Secured Obligations are accelerated (including a case where the principal repayment date arrives without full repayment of the principal), the Pledgee may, without prior notice or demand, dispose of the Shares without following statutory procedures, by such method, at such time, and at such price and on such other terms as the Pledgee generally deems reasonable, or may appraise the Shares and acquire them definitively. The Pledgee may apply, in its sole discretion and regardless of any statutory order of appropriation, the remaining amount after deducting expenses and costs incurred in connection with the enforcement procedure from the proceeds of such disposition or such appraised value, to the outstanding balance of the Secured Claims. In such case, the Pledgor shall raise no objection to (i) the method, timing, price and other terms of such appraisal, and (ii) the order of appropriation of payments designated by the Pledgee.

2.	If, as a result of the disposition or valuation under the preceding paragraph, any surplus arises, the Pledgee shall pay such surplus to the Pledgor.

3.	The provisions of the preceding two paragraphs shall apply mutatis mutandis in the event that a sub-pledge is created over the Pledged Shares pursuant to the preceding Article.

Article 5 (Representations and Warranties)

The Pledgor represents and warrants to the Pledgee that the Pledgor holds full and unencumbered title to the Pledged Shares, free and clear of any security interest, lien, or other encumbrance.

Article 6 (Preservation of Collateral Value)

1.	The Pledgor shall not, without the Pledgee’s prior written consent, transfer, pledge, provide as collateral, or otherwise dispose of the Pledged Shares to or in favor of any third party.

2.	The Pledgor shall not, without the Pledgee’s prior written consent, exercise voting rights at any shareholders’ meeting of the Issuer to take any action that may reduce the value of the Pledged Shares, including (without limitation) a reduction of capital, a merger with any third party, or the incorporation or holding of any subsidiary.

3.	If the Secured Claims are assigned, the Pledgor hereby agrees in advance that the Pledge shall be transferred in connection with such assignment, and shall provide all cooperation necessary for such transfer of the Pledge.

4.	Upon the Pledgee’s request, the Pledgor shall deliver to the Pledgee any documents necessary to preserve and exercise the Pledgee’s rights and interests under this Agreement, and shall take any actions necessary for such preservation and exercise.

Article 7 (Shareholder Rights, etc.)

1.	If a shareholders’ meeting of the Issuer is to be held (including when a resolution of, or report to, a shareholders’ meeting is deemed to have been made pursuant to Article 319 or 320 of the Companies Act), the Pledgor shall report to the Pledgee in advance thereof, including the agenda items and proposals.

2.	If dividends, liquidation distributions, or other proceeds or substitute property derived from the Pledged Shares are delivered to the Pledgee, the Pledgee may receive them pursuant to the Pledge and apply them toward repayment of the Secured Obligations.

Article 8 (No Assumption of Obligations)

The Pledgee does not assume any obligations relating to the Pledged Shares by virtue of the creation of the Pledge, and the Pledgor shall duly perform, at its own responsibility and expense, any and all obligations relating to such Pledged Shares.

Article 9 (Relationship with Other Security Interests)

1.	The Pledge is created in addition to any other security or guarantee that the Pledgee holds in respect of the Secured Claims. The Pledge and such other security or guarantee shall not affect each other, and each shall secure the Secured Claims in full. The validity and effect of any such other security or guarantee shall not be affected in any way by the creation of the Pledge under this Agreement.

2.	The Pledgor shall not claim any discharge or release in respect of the Pledge even if the Pledgee, for its own convenience, amends, releases, or otherwise modifies any other security or guarantee.

3.	With respect to any rights acquired by the Pledgor through subrogation, the Pledgor shall not exercise such rights without the Pledgee’s consent until the Secured Claims have been fully satisfied.

Article 10 (Substitute Collateral)

If, after the execution of this Agreement, all or any part of the Pledged Shares are acquired by the Issuer, the Pledgor shall provide the Pledgee with appropriate substitute collateral.

Article 11 (Breach)

The Pledgor and the Debtor agree that, if the Pledgor breaches any provision of this Agreement, then, upon the Pledgee’s request, the Debtor’s obligations in respect of the Obligations shall be accelerated and shall become immediately due and payable, and the Pledgor and the Debtor hereby acknowledge and accept this without objection.

Article 12 (Exclusion of Anti-Social Forces)

1.

The Pledgee and the Pledgor each represent and warrant to the other party that neither itself nor any of its officers or any person who substantially holds management control falls under any of the following:

(1) being an anti-social force (meaning an organized crime group, a member of an organized crime group, a person who has ceased to be a member of an organized crime group within the past five (5) years, an associate member, a company or organization related to organized crime groups, a corporate extortionist (sokaiya), a racketeer posing as a social or political activist, a special intelligence violent group, or any other person equivalent thereto);

(2) having a relationship in which anti-social forces are recognized as controlling management;

(3) having a relationship in which anti-social forces are recognized as being substantially involved in management;

(4) having a relationship in which it is recognized as unjustly using anti-social forces, including for the purpose of obtaining illicit benefits for itself, its company, or a third party, or for the purpose of causing damage to a third party;

(5) having a relationship in which it is recognized as being involved with anti-social forces, including by providing funds or other benefits or by offering conveniences or favors; or

(6) having a relationship with anti-social forces that should be socially condemned.

2.

The Pledgee and the Pledgor covenant that they will not, either directly or through any third party, engage in any of the following acts:

(1) violent demands;

(2) unreasonable demands exceeding legal responsibility;

(3) threatening behavior or use of violence in connection with transactions;

(4) spreading rumors, using fraud or force to damage the other party’s reputation or credit, or interfering with the other party’s business; or

(5) any other act equivalent to any of the preceding items.

3.	If it is found that the other party has violated either of the preceding two paragraphs, the Pledgee or the Pledgor may, regardless of whether it is attributable to the terminating party, immediately terminate this Agreement without any notice or demand to the other party.

4.	If this Agreement is terminated pursuant to the preceding paragraph, the breaching party shall compensate the other party for any damages incurred by such termination. In such case, the breaching party shall not make any claim against the terminating party for any damages incurred by the breaching party as a result of such termination.

Article 13 (Allocation of Costs)

All costs and expenses relating to the execution of this Agreement, the exercise by the Pledgee of its rights under this Agreement (including, without limitation, the valuation of the Pledged Shares and the perfection of the requirements for perfection/opposability), and the performance of the Pledgor’s obligations shall be borne by each party, respectively.

Article 14 (Governing Law; Jurisdiction)

This Agreement shall be governed by the laws of Japan, and the Tokyo District Court shall have exclusive agreed jurisdiction as the court of first instance over any dispute arising out of or in connection with this Agreement.

Article 15 (Consultation)

If any matter is not provided for herein, or if any doubt arises between the parties regarding the interpretation of this Agreement, the Pledgee and the Pledgor shall consult with each other and determine how to address such matter.

IN WITNESS WHEREOF, the parties have executed this Agreement in two (2) originals. If executed in originals, each party shall retain one (1) original. This Agreement may also be executed electronically.

January 30, 2026

Pledgee

1-4-28 Mita, Minato-ku, Tokyo Japan

Kufu Company Holdings Inc.

Yoshiteru Akita, CEO

Pledgor

2-3-1 Daiba, Minato-ku, Tokyo Japan

MEDIROM Healthcare Technologies Inc.

Kouji Eguchi, CEO

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